Exhibit 99.1

Ed Peiker, LLC
Royal Gold
Common Stock

Rule 10b5-1 Sales Plan and Client Representations

Liquidation Plan

Ed Peiker, LLC, a Colorado limited liability corporation (the “Peiker LLC”) has, as of November 6, 2003, established this Plan to sell shares of Royal Gold, Inc. (the Issuer) common stock pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Peiker LLC requests that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) execute the Plan as follows:

1.	Starting on January 1, 2004, {select one of the following options}:

A:	For securities other than stock options, sell:

1.	5,000 shares every month, provided the price per share is at or above $21.00 on the NASDAQ (the “Exchange”), until 180,000 shares have been sold pursuant to the Plan or the Plan ends as otherwise specified herein;

2.	The Plan shall end on the earliest of:

a.	January 1, 2007;

b.	the completion of all sales contemplated in Paragraph 1 of the Plan;

c.	the filing of a bankruptcy petition by the Issuer;

d.	Peiker LLC’s or Merrill Lynch’s reasonable determination that:

(i)	the Plan does not comply with Rule 10b5-1 or other applicable securities laws;

(ii)	Peiker LLC has not, or Merrill Lynch has not, complied with the Plan, Rule 10b5-1 or other applicable securities laws; or

(iii)	Peiker LLC has made misstatements in my Client Representations to Merrill Lynch;

or

e.	receipt by Merrill Lynch of written notice of termination from Peiker LLC pursuant to paragraph 12 below.

Exhibit 99.1 (Continued)

3.	If Merrill Lynch must suspend sales allocated under the Plan, pursuant to paragraph 1 above, on a particular day for any of the following reasons:

a.	a day specified by the Plan is not a day on which the shares trade regular way on the Exchange;

b.	trading of the shares on the Exchange is suspended for any reason;

c.	there is insufficient volume for any or all of the shares at or above the specified price; or

d.	Merrill Lynch cannot effect a sale of shares due to legal, regulatory or contractual restrictions applicable to it or to Peiker LLC;

e.	if the shares are being sold pursuant to a registration statement, the termination, expiration, suspension or unavailability of the registration statement;

then Merrill Lynch will resume sales in accordance with paragraph 1 above on the next day specified in the Plan after the condition causing the suspension of sales has been resolved to the satisfaction of Merrill Lynch and me. Shares allocated under the Plan for sale during the period when trading was suspended will be sold as soon as possible once trading under the Plan resumes

4.	At the discretion of Merrill Lynch, shares allocated under the Plan for sale on a given day or date may be sold in bulk or in smaller increments, depending upon market volume and the price(s) established above in Paragraph 1.

5.	In the event of a stock split or reverse stock split, the dollar amount at which shares are sold will be automatically adjusted proportionately.

6.	Unless elected otherwise, in the event of a re-incorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares for the type of shares subject to the Plan, then the new shares will automatically replace the type of shares originally specified in the Plan.

7.	Rule 144 and Rule 145

a.	Peiker LLC hereby requests and authorizes Merrill Lynch to complete and file on the behalf of Peiker LLC the Forms 144 (pre-signed on behalf of the Peiker LLC) necessary to effect the Plan, if any.

b.	If appropriate, Peiker LLC understands and agrees that Merrill Lynch will make one Form 144 filing at the beginning of each three-month period, commencing with the date of the first sale made under the Plan, and that each Form 144 shall state that the sales are being effected in accordance with a sales plan intended to comply with Rule 10b5-1.

c.	Merrill Lynch will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations.

Exhibit 99.1 (Continued)

Client Representations

8.	Indemnification

a.	Peiker LLC agrees to indemnify and hold harmless Merrill Lynch from and against all claims, losses, damages and liabilities out of inquiries and/or proceedings resulting from assertions that:

(i)	the Plan or sales made under the Plan do not comply with Rule 10b5-1 or with state securities laws or regulations prohibiting trading while in possession of material nonpublic information and

(ii)	Merrill Lynch has not executed any sales pursuant to the provisions of the Plan.

b.	This indemnification will survive termination of the Plan.

9.	The Plan may be modified or amended only upon:

a.	the written agreement of Peiker LLC and Merrill Lynch and

b.	the receipt by Merrill Lynch of a certificate signed by Peiker LLC to the effect that the representations, warranties and covenants contained in the Client Representations, dated the date hereof, are true as of the date of such certificate.

10.		The Plan may be signed in counterparts, each of which will be an original.

11.		The Plan and Peiker LLC’s above-mentioned Client Representation Letter, dated the date hereof, together constitute the entire agreement between Peiker LLC and Merrill Lynch and supersede any prior agreements or understandings regarding the Plan.

12.		All notices given by the parties under this Plan will be as follows:

	a.	If to Merrill Lynch: Ed Schrandt Merrill Lynch, Pierce, Fenner & Smith, Inc. 200 Josephine Street Denver, CO 80206

	b.	If to Peiker LLC: Ed Peiker, Managing Partner Ed Peiker, LLC 550 Ord Drive Boulder, CO 80303

13.		This Plan will be governed by and construed in accordance with the internal laws of the State of New York.

Exhibit 99.1 (Continued)

ED PEIKER, LLC

By:	/s/ Ed Peiker

Name:	Ed Peiker
Title:	Managing Partner
Date:	November 6, 2003

Acknowledged and Agreed:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Ed Schrandt
Name:	Ed Schrandt
Title:	Administrative Manager
Date:	November 7, 2003